MUTUAL TERMINATION AGREEMENT
This Mutual Termination Agreement (the “Agreement”) is by and among Glowpoint, Inc., a Delaware corporation (“Glowpoint”), Glowpoint Merger Sub Inc., a Delaware corporation (“Glowpoint Merger Sub” and, together with Glowpoint, the “Glowpoint Entities”), and SharedLabs, Inc., a Delaware corporation (“SharedLabs” and, together with Glowpoint and Glowpoint Merger Sub, each a “Party” and collectively the “Parties”), and shall be effective as of 5:00 PM Eastern Time on April 28, 2019 (the “Effective Time”).
RECITALS
WHEREAS, the Parties previously entered into that certain Agreement and Plan of Merger, dated as of December 20, 2018 (the “Merger Agreement”), which provides for, among other things, the statutory merger of Glowpoint Merger Sub with and into SharedLabs, whereupon the separate corporate existence of Glowpoint Merger Sub would cease, and SharedLabs would survive as a wholly-owned subsidiary of Glowpoint (the “Merger”), all upon the terms and subject to the conditions set forth in the Merger Agreement;
WHEREAS, Glowpoint delivered to SharedLabs that certain Notice of Breach and Reservation of Rights, dated as of April 12, 2019 (the “Notice of Breach”), regarding, among other things, the claimed breach by SharedLabs of certain of its agreements and representations and warranties set forth in the Merger Agreement (the “Breach”); and
WHEREAS, the Parties wish to enter into this Agreement to provide for (i) the termination of the Merger Agreement, (ii) the reservation of all rights, powers, privileges, claims, defenses and remedies by each of the Glowpoint Entities, and (iii) the release by SharedLabs of each of the Glowpoint Releasees from all SharedLabs Claims.
NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
AGREEMENT
1.Termination of Merger Agreement; Return of Confidential Information.

a.Effective as of the Effective Time, the Parties hereby agree that the Merger Agreement is hereby terminated. Except for (i) as otherwise set forth in Section 9.2(a) of the Merger Agreement, (ii) in connection with the pursuit by a Glowpoint Entity of any claims, rights, powers, privileges, claims, defenses or remedies under the Merger Agreement and (ii) as otherwise set forth in Section 2, from and after the Effective Time, the Merger Agreement will be of no further force or effect, and the rights and obligations of each of the Parties thereunder shall terminate. Further, the Parties acknowledge that, as a result of this Agreement, the Support Agreements (as defined in the Merger Agreement) will each terminate effective as of the Effective Time in accordance with their terms.

b.Each of Glowpoint and SharedLabs agrees that it has, prior to the Effective Time, and as set forth in the Mutual Non-Disclosure and Confidentiality Agreement, dated July 26, 2018, by and between Glowpoint and SharedLabs (the “NDA”), returned to the Disclosing Party (as defined in the NDA) or destroyed (and, by execution of this Agreement, certifies in writing that it has done so) all Confidential Information (as defined in the NDA) (including written and electronic copies) in the possession of it or its Representatives (as defined in the NDA) or to which it has access; provided, however, that, pursuant to the NDA, each of Glowpoint and SharedLabs is entitled to retain one copy of the Confidential Information as required to comply with its automatic archival procedures, and to the extent it does so, all confidentiality and non-use obligations under the NDA shall expressly survive.

2.Glowpoint Entities’ Reservation of Rights.

a.Each of the Glowpoint Entities has not waived any claims relating to or arising out of or related to the Merger Agreement, any documents or certificates delivered in connection therewith, applicable law or otherwise (including, without limitation, with respect to the Breach), and each Glowpoint Entity hereby expressly reserves all of its rights, powers, privileges, claims, defenses and remedies under the Merger Agreement, any documents or certificates delivered in connection therewith, applicable law or otherwise with respect to any claims (including, without limitation, with respect to the Breach) now existing or hereafter arising out of or related to the Merger Agreement or any documents or certificates delivered in connection therewith. The failure of any Glowpoint Entity to exercise any rights, powers, privileges, claims, defenses and remedies is not intended, and shall not be construed, to be a waiver of any claims (including, without limitation, with respect to the Breach). The Glowpoint Entities may elect to exercise any or all of their rights, at their sole option, at any time hereafter, without the necessity of any further notice, demand or other action.

b.Nothing contained in this Agreement or any delay by any Glowpoint Entity in exercising any rights, powers, privileges, claims, defenses or remedies under the Merger Agreement, any documents or certificates delivered in connection therewith, or applicable law or otherwise with respect to any claims now existing or hereafter arising out of or related to the Merger Agreement or any documents or certificates delivered in connection therewith shall be construed as a waiver or modification of such rights, powers, privileges, claims, defenses and remedies. This Agreement is not, and shall not be deemed to be, a waiver of, or a consent to, by any Glowpoint Entity, of any default, noncompliance, breach (including, without limitation, the Breach), claim, or event of default now existing or hereafter arising out of or related to the Merger Agreement or any documents or certificates delivered in connection therewith.

c.The holding of any discussions between or among any or all of the Parties regarding the Merger Agreement or any default, noncompliance, breach (including, without limitation, the Breach), claim, or event of default thereunder, or proposals regarding amendments thereto, shall not constitute any waiver by any Glowpoint Entity of any default, noncompliance, breach (including, without limitation, the Breach), claim, or event of default, or an agreement to forbear from the exercise of any Glowpoint Entity’s rights and remedies under the Merger Agreement or any documents or certificates delivered in connection therewith, or applicable law, nor shall it be construed as an undertaking by any Glowpoint Entity to continue such discussions or to enter into any such amendments or modifications.

3.General Release by SharedLabs.

a.In consideration of this Agreement, SharedLabs hereby irrevocably and unconditionally releases, waives and forever discharges each of Glowpoint and Glowpoint Merger Sub and, in each case, each of its officers, directors, employees, agents, and insurers (collectively “Glowpoint Releasees”), from any and all actions, causes of action, claims, demands, damages, rights, remedies and liabilities of whatsoever kind or character, in law or equity, suspected or unsuspected, past or present, that SharedLabs has ever had, may now have or may later assert against the Glowpoint Releases or any of them, whether or not arising out of or related to the matters underlying the Merger Agreement (hereinafter referred to as “SharedLabs Claims”), from the beginning of time to the Effective Time, including specifically but without limitation claims of any kind that were or could have been asserted in response to the Notice of Breach.

b.Once effective, this Agreement by SharedLabs operates as a complete bar and defense against any and all of the SharedLabs Claims against any Glowpoint Releasee. If SharedLabs should hereafter assert any of the SharedLabs Claims in any charge, compliant, action, claim or proceeding against any Glowpoint Releasee, in any forum, the Agreement may be raised as and shall constitute a complete bar to any such action, claim or proceeding and the Glowpoint Releasee(s) named as defendant(s) in such action shall be entitled to and shall recover from SharedLabs all costs incurred, including attorneys’ fees, in defending against any such charge, complaint, action claim or proceeding.

c.SharedLabs affirms that it has not filed with any governmental agency or court any type of action or report against any Glowpoint Entity, and currently knows of no existing act or omission by any Glowpoint Entity that may constitute a claim or liability excluded from the release in this Section 3. Further, SharedLabs hereby agrees that the Notice of Breach, delivered to SharedLabs on April 12, 2019, constituted due delivery of notice to SharedLabs of the claimed Breach on such date under the terms of the Merger Agreement. SharedLabs further agrees that, as of the Effective Time, each of the Glowpoint Entities has fully and duly completed and discharged each of its obligations under the Merger Agreement to be completed or discharged prior to or as of such time.

d.This Agreement does not constitute an admission by any Glowpoint Entity of any violation by such Party of any agreement or of any statutory, constitutional or common law of any federal, state or local government of the United States or of any other country or political subdivision thereof, and each of the Glowpoint Entities expressly denies any such violation or liability. This Agreement may not be introduced in any action or proceeding by anyone other than Glowpoint or Glowpoint Merger Sub for any purpose except as evidence of its terms.

4.Limitation of Damages.

Each of the Parties acknowledges that the payment by any Party to another of fees and expenses under Section 9.2 of the Merger Agreement is capped at the amounts set forth in such section, except as set forth in any exceptions to such amounts in Section 9.2 (including clause (ii) of Section 9.2(a)).
5.Indemnification by SharedLabs.

SharedLabs hereby agrees to indemnify, hold harmless, and defend each of the Glowpoint Entities and its officers, directors, employees, agents, affiliates, subsidiaries, successors, and permitted assigns (collectively, “Indemnified Party”) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including professional fees and attorneys’ fees and expenses (collectively, “Losses”), that are incurred by Indemnified Party or awarded against Indemnified Party in any final non-appealable judgment, administrative proceeding, or any alternative dispute resolution proceeding, arising out of any claims, litigation or causes of action by any current or former officer or director of SharedLabs who served as an officer or director of SharedLabs (i) at the time the Merger Agreement was entered into by the Parties and/or (ii) during the period between the execution of the Merger Agreement and the Effective Time, arising out of or relating to this Agreement, the Merger Agreement or, in each case, any document, agreement or certificate executed in connection therewith (including but not limited to, in the case of each of the foregoing, any act or omission of any Glowpoint Entity arising out of or relating thereto) (in any such case, an “Indemnified Claim”). If Indemnified Party assumes control of the defense for any reason, SharedLabs agrees to (a) reimburse Indemnified Party promptly and periodically for the costs properly incurred in defending against the Indemnified Claim (including reasonable attorneys’ fees and expenses); and (b) remain responsible to Indemnified Party for any Losses indemnified under this Section 5.
6.Confidentiality.

The Parties agree not to disclose the terms of this Agreement other than: (a) with the express written consent of the other Parties; (b) to the extent required by law, provided that if disclosure is requested in a lawsuit or administrative proceeding, the disclosing party shall give sufficient notice of the request to the non-disclosing party to object and seek to prevent such disclosure, at the non-disclosing party’s sole cost; (c) in the case of Glowpoint, without the prior consent of the other Parties (but after prior consultation, to the extent practicable in the circumstances), as may upon the advice of outside counsel be required by law or the rules and regulations of the Securities and Exchange Commission or any applicable stock exchange (including the NYSE American); and (d) in the case of either of the Glowpoint Entities (i) to any attorneys, accountants or other advisors to receive professional advice or to any directors, officers or employees of Glowpoint and (ii) otherwise in connection with any lawsuit or administrative proceeding arising out of or relating to the Merger Agreement or this Agreement.
7.No Reliance.

Each Party acknowledges and agrees that in entering into this Agreement it is not relying on any representations made by any other Party (including any officers, directors employees, agents, and insurers thereof) regarding this Agreement or the implications thereof.

8.Further Cooperation to Effectuate This Agreement.

The Parties covenant and agree that, without expanding their substantive obligations hereunder, they shall do all acts and execute and obtain all documents, to the full extent necessary or appropriate, to implement and enforce this Agreement according to its terms.
9.Entity Level Power/Authorization.

The Parties warrant and represent that each of them has the entity level power and authority and the legal right to make, deliver and perform under this Agreement, and have taken all necessary entity level actions to authorize execution, delivery and performance under this Agreement. This Agreement has been duly executed and delivered on behalf of the Parties. This Agreement constitutes legal, valid and binding obligations of the Parties, enforceable against them in accordance with its terms.
10.Authority to Execute Agreement.

By signing below, each Party represents and warrants that the person signing this Agreement on its behalf has authority to bind that Party and that the Party’s execution of this Agreement is not in violation of any by-law, covenants, and/or other restrictions placed upon them by their respective entities.
11.Expenses; Costs of Enforcement.

a.SharedLabs shall reimburse the Glowpoint Entities on demand for all reasonable and documented out-of-pocket costs, expenses, and fees (including reasonable expenses and fees of its external counsel) incurred by either of them in connection with the enforcement of this Agreement.

b.Unless otherwise agreed to by the Parties in writing, if any Party institutes any legal suit, action, or proceeding against any other Party arising out of or relating to this Agreement, including, but not limited to, contract, equity, tort, fraud, and statutory claims, the substantially prevailing party in a final, non-appealable judgment regarding the suit, action or proceeding is entitled to receive, and the non-prevailing party shall pay, in addition to all other remedies to which the substantially prevailing party may be entitled, the costs, fees and expenses incurred by the substantially prevailing party in conducting the suit, action, or proceeding, including reasonable costs of collection and defense (including but not limited to actual fees, disbursements and expenses of attorneys, experts, consultants and witnesses, court costs and other expenses, even if not recoverable by law (including, without limitation, all fees, taxes, costs, and expenses incident to appellate, bankruptcy, and post-judgment proceedings).

12.Miscellaneous Provisions.

a.This Agreement contains the entire agreement between the Parties and supersedes any and all prior agreements, arrangements, negotiations, discussions or understandings between the Parties relating to the subject matter hereof. No oral understanding, statements, promises or inducements contrary to the terms of this Agreement exist. This Agreement cannot be changed or terminated orally. Should any provision of this Agreement be held invalid, illegal or unenforceable, it shall be deemed to be modified so that its purpose can lawfully be effectuated and the balance of this Agreement shall be enforceable and remain in full force and effect.

b.This Agreement shall extend to, be binding upon, and inure to the benefit of the Parties and their respective successors, heirs and assigns.

c.This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware without regard to its conflict of law rules. Each of the Parties hereby consents to the personal jurisdiction of the state and federal courts located in the State of Delaware in connection with any action arising from or relating in whole or part to this Agreement.

d.This Agreement may be executed in any number of counterparts each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

e.In entering into this Agreement, each of the Parties acknowledges that it has relied upon the legal advice of its respective attorneys, who are the attorneys of its own choosing, that such terms are fully understood and voluntarily accepted by them, and that, other than the consideration set forth herein, no promises or representations of any kind have been made to them by any other Party. Each Party represents and acknowledges that in executing this Agreement it did not rely, and has not relied, upon any representation or statement, whether oral or written, made by any other Party or by any other Party’s agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Agreement or otherwise.

13.Notices.

All notices, demands, requests and other communications (collectively “Notices”) given or served by any Party in connection with this Agreement shall be in writing. Notices shall be given (a) by mailing the same by certified or registered mail, postage prepaid, return receipt requested, (b) by hand delivery with receipt, or (c) by nationally recognized overnight courier with receipt as follows:
Notices to Glowpoint or Glowpoint Merger Sub shall be sent to:
Glowpoint, Inc.
999 18th Street, Suite 1350S
Denver, CO 80202
Attention: Peter Holst
Facsimile No: 1-866-703-2089

with a copy to:
Arnold & Porter Kaye Scholer LLP
370 Seventeenth Street, Suite 4400
Denver, CO 80202
Attention: Ron Levine
Facsimile No: 303-832-0428

Notices to SharedLabs shall be sent to:

SharedLabs, Inc.
118 W. Adams St., Suite 200
Jacksonville, FL 32202
Attention: Chief Executive Officer
Facsimile No: 1-800-960-0149

with a copy to:
Disclosure Law Group, APC
655 West Broadway, Suite 870
San Diego, CA 92101
Attention: Daniel W. Rumsey
Facsimile: 619-330-2101

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties as set forth below:

GLOWPOINT, INC.

By: /s/ Peter Holst
Name: Peter Holst
Title: President & CEO

GLOWPOINT MERGER SUB, INC.

By: /s/ Peter Holst
Name: Peter Holst
Title: President & CEO

SHAREDLABS, INC.

By: /s/ Kishore Khandavalli
Name: Kishore Khandavalli
Title: CEO

Signature Page to Mutual Termination and Reservation of Rights